Exhibit 10.1

EMPLOYMENT SEPARATION AND GENERAL RELEASE AGREEMENT

This Employment Separation and General Release Agreement (this “Separation Agreement”) is entered into this 1st day of October 2008, by and between Brad W. Godfrey, an individual (“Executive”), and Power-One, Inc., a Delaware corporation (the “Company”).

WHEREAS, Executive has been employed as the President and Chief Operating Officer for the Company;

WHEREAS, Executive and the Company are parties to that certain Change in Control Agreement dated May 24, 2007 (the “Change in Control Agreement”);

WHEREAS, Executive and the Company are parties to that certain Indemnification Agreement dated April 25, 2006 (the “Indemnification Agreement”);

WHEREAS, Executive agrees to provide transitional consulting services to the Company upon the terms and conditions herein; and

WHEREAS, Executive and the Company mutually agreed to terminate Executive’s employment relationship with the Company effective on September 29, 2008 (the “Separation Date”) upon the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants undertaken and the releases contained in this Separation Agreement, Executive and the Company agree as follows:

I.              Resignation / Consulting Services.

A.            Resignation. Executive’s employment by the Company terminated on the Separation Date. Executive hereby confirms that he resigned as an officer, director, employee, member, manager and in any other capacity with the Company and each of its affiliates effective as of the Separation Date and that he currently holds no such position with the Company or any of its affiliates. The Company confirms that it and each of its affiliates accepted such resignation effective as of the Separation Date. Executive acknowledges and agrees that he has received all amounts owed for his regular and usual salary (including, but not limited to, any severance (other than the Severance Benefits expressly provided for in, and subject to the terms of, this Separation Agreement), overtime, bonus, accrued vacation, commissions, or other wages), reimbursement of expenses, and usual benefits, and that all payments due to Executive from the Company and each of its affiliates after the Separation Date shall be determined under this Separation Agreement. Notwithstanding the foregoing, the Company acknowledges and agrees that Executive is not waiving his right to file for state unemployment insurance, which the Company will not contest.

B.            Consulting Services. For up to thirty (30) days following the Separation Date, the Executive shall be available to perform consulting, transition and advisory services as reasonably requested by the Company. During such period, the Executive shall not have any right to act for, represent or otherwise bind the Company or its affiliates and the Executive shall not be entitled to participate in any employee benefit plans of the Company or its affiliates (except as provided in this Separation Agreement). Executive shall not be entitled to any additional compensation for such services.

II.            Severance.

A.            Subject to Sections II(B) and II(C) below, the Company shall provide to the Executive the following benefits, collectively the “Severance Benefits”:

(i)            Severance Pay. The Company shall provide as severance pay to Executive continued payment of his base salary in effect immediately prior to the Separation Date during the thirteen (13) month period following the Separation Date (the “Severance Pay”), less standard withholding and authorized deductions. The Severance Pay shall be paid in substantially equal biweekly installments beginning in the biweekly period immediately following the Separation Date.

(ii)           Outplacement Services Reimbursement. The Company shall reimburse Executive’s costs for reasonable outplacement services during the twelve (12) month period following the Separation Date up to a maximum of $25,000 (twenty-five thousand and 00/100), payable quarterly in arrears upon the Company’s receipt of satisfactory invoices (the “Outplacement Benefits”).

(iii)         Benefits Continuation. The Company shall provide to Executive reimbursement of medical and dental benefits under COBRA (the “Benefits Continuation”) for up to thirteen (13) months following the Separation Date. Benefits Continuation shall cease upon the Executive being eligible to obtain coverage from a new employer.

(iv)          Relocation Reimbursement. The Company shall provide to Executive reimbursement, or, in the alternative, the Company shall arrange for direct payment, of reasonable and documented costs relating to the relocation of Executive’s personal and household property from Camarillo/Thousand Oaks to the Dominican Republic to the extent Executive so relocates within one year after the Separation Date (the “Relocation Benefit”).

(v)            Continued Vesting of Equity Awards. As of the Separation Date, Executive holds 320,000 fully vested stock options to purchase shares of the Company’s common stock (the “Options”). Notwithstanding anything to the contrary under any equity plan or award agreement evidencing the Options, the Company shall permit the Options to remain exercisable for a period of ninety (90) days following the Separation Date (subject to earlier termination on a change in control or similar event in accordance with the provisions of the equity compensation plan under which such awards were granted and the applicable stock option agreement). As of the Separation Date, Executive also holds 200,000 outstanding and unvested restricted stock units (collectively, the “Restricted Awards”). Notwithstanding anything to the contrary under any equity plan or award agreement evidencing the Restricted Awards, the Company shall permit the Restricted Awards to continue to vest for twelve (12) months following the Separation Date (to the extent they are scheduled to vest during that period in accordance with their customary vesting schedules). Any Restricted Awards not scheduled (in accordance with the usual vesting schedule applicable to such awards) to vest within one year after the Separation Date, terminated on the Separation Date and Executive has no further right with respect thereto or in respect thereof.

B.            The Company’s obligation to provide the Severance Benefits (or to continue providing any portion thereof, as applicable) is subject to the Executive’s agreement to execute any and all agreements to waive and release, without additional consideration from the Company other than as explicitly set forth in this Agreement, all Claims against Releasees under international laws. In addition, the Company’s obligation to provide the Severance Benefits (or to continue providing any portion thereof, as applicable) is subject to continuing compliance with the restrictive covenants set forth in Section VII hereof. The Company shall have no obligation to provide the Severance Benefits at any time after a breach by Executive of either or both of the covenants set forth in Sections VII.A and B, or after any material breach of any other covenant set forth in Section VII. For purposes of clarity, upon any breach by Executive of either or both of the covenants set forth in Sections VII.A and B, or after any material breach of any other covenant set forth in Section VII (which material breach remains uncured following written notice thereof), the Options and Restricted Awards shall be immediately forfeited by the Executive. Notwithstanding the foregoing provisions of this Section II(B), in no event shall the amount of the Severance Pay actually paid by the Company to Executive be less than Ten Thousand Dollars ($10,000) in the aggregate, regardless of any breach by Executive of the restrictive covenants set forth in Section VII, which amount the parties agree is good and sufficient consideration for the Release and other obligations of Executive under this Separation Agreement.

C.            The Company’s obligation to provide the Severance Benefits (or any portion thereof, as applicable) is further subject to the condition that Executive shall not have revoked the Release set forth in Section III hereof pursuant to any revocation rights afforded by applicable law. The Company shall have no obligation to provide the Severance Benefits to Executive unless and until the Release becomes irrevocable by Executive under all applicable laws.

D.            To the extent that the Outplacement Benefits, Benefits Continuation or Relocation Benefit are taxable to the Executive, any reimbursement payment due to the Executive pursuant to such provisions shall be paid to the Executive on or before the last day of the Executive’s taxable year following the taxable year in which the related expense was incurred. The Outplacement Benefits, Benefits Continuation and Relocation Benefit are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Executive receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Executive receives in any other taxable year.

III.           Release. Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges the Company and each of its parents, subsidiaries and affiliates, past and present, as well as its and their trustees, directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as the “Releasees,” with respect to and from any and all claims, wages, demands, rights, liens, agreements or contracts (written or oral), covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden (each, a “Claim”), which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against any of said Releasees (including, without limitation, any Claim arising out of or in any way connected with Executive’s service as an officer, director, employee, member or manager of any Releasee, Executive’s separation from his position as an officer, director, employee, manager and/or member, as applicable, of any Releasee, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever), whether known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Release Agreement including, without limiting the generality of the foregoing, any Claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any other federal, state or local law, regulation, or ordinance, or any Claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, pension, retirement or any other fringe benefit, workers’ compensation or disability (the “Release”); provided, however, that the foregoing Release does not apply to any obligation of the Company to Executive pursuant to any of the following: (1) the Executive’s rights to receive the Severance Benefits pursuant to the terms and conditions of this Agreement; (2) any right to indemnification that Executive may have pursuant to the Bylaws of the Company, its Articles of Incorporation, the laws of the State of Delaware, or under any written indemnification agreement with the Company (or any corresponding provision of any subsidiary or affiliate of the Company) with respect to any loss, damages or expenses (including but not limited to attorneys’ fees to the extent otherwise provided) that Executive may in the future incur with respect to his service as an employee, officer or director of the Company or any of its subsidiaries or affiliates; (3) with respect to any rights that Executive may have to insurance coverage for such losses, damages or expenses under any Company (or subsidiary or affiliate) directors and officers liability insurance policy; (4) any rights to continued medical or dental coverage that Executive may have under COBRA; or (5) any rights to payment of benefits that Executive may have under a retirement plan sponsored or maintained by the Company that is intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended. In addition, this Release does not cover any Claim that cannot be so released as a matter of applicable law. Executive acknowledges and agrees that he has received any and all leave and other benefits that he has been and is entitled to pursuant to the Family and Medical Leave Act of 1993.

IV.           1542 Waiver. It is the intention of Executive in executing this Separation Agreement that the same shall be effective as a bar to each and every Claim hereinabove specified. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Separation Agreement (including, without limitation, the Release set forth above) shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected Claims, if any, as well as those relating to any other Claims hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Separation Agreement and which, if known or suspected at the time of executing this Separation Agreement, may have materially affected this settlement. Nevertheless, Executive hereby waives any right, Claim or cause of action that might arise as a result of such different or additional Claims or facts. Executive acknowledges that he understands the significance and consequences of the foregoing Release and such specific waiver of SECTION 1542.

V.            ADEA Waiver. Executive expressly acknowledges and agrees that by entering into this Separation Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), which have arisen on or before the date of execution of this Separation Agreement. Executive further expressly acknowledges and agrees that:

A.            In return for this Separation Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Separation Agreement, including, without limitation, the Severance Benefits;

B.            He is hereby advised in writing by this Separation Agreement to consult with an attorney before signing this Separation Agreement;

C.            He was given a copy of this Separation Agreement on September 30, 2008 and informed that he had twenty-one (21) days within which to consider the Separation Agreement and that if he wished to execute this Separation Agreement prior to expiration of such 21-day period, he should execute the Acknowledgement and Waiver attached hereto as Exhibit A;

D.            Nothing in this Separation Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law; and

E.             He was informed that he has seven (7) days following the date of execution of this Separation Agreement in which to revoke this Separation Agreement, and this Separation Agreement will become null and void if Executive elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Executive exercises his right of revocation, neither the Company nor Executive will have any obligations under this Separation Agreement.

VI.           No Transferred Claims. Executive warrants and represents that Executive has not heretofore assigned or transferred to any person not a party to this Separation Agreement any released matter or any part or portion thereof and he shall defend, indemnify and hold the Company and each of its affiliates harmless from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

VII.         Restrictive Covenants.

A.            Solicitation of Customers. Executive promises and agrees that, for a period of one (1) year following the Separation Date, he will not influence or attempt to influence customers, vendors, or business partners of the Company or any of its subsidiaries, either directly or indirectly, to divert their business from the Company or any of its subsidiaries to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company or any subsidiary. Notwithstanding the foregoing, the Company acknowledges that Executive is entitled to seek and obtain employment and business opportunities within the same industry as the Company, and that Executive may compete, directly or indirectly, with the Company.

B.            Solicitation of Employees. Executive promises and agrees that, for a period of one (1) year following the Separation Date, he will not directly or indirectly solicit any employee of the Company or any of its subsidiaries to work for any business, individual, partnership, firm, corporation, or other entity then in competition with the business of the Company or any subsidiary.

C.            Confidentiality. Executive promises and agrees that he will not at any time after the Separation Date, unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise (other than the Company and any of its subsidiaries or affiliates), any trade secrets, or other confidential data or information relating to customers, design programs, costs, marketing, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is not unique to the Company (or subsidiary or affiliate, as applicable) or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant. Executive agrees that, to the extent he has not already done so, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the

Company or any subsidiary or affiliate of the Company, whether such information is in tangible or electronic form. Executive further agrees that he has not retained and will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or any subsidiary or affiliate of the Company; provided, however, that Executive may retain his rolodex, address books, information relating to his compensation or relating to reimbursement of expenses, documents relating to his participation in employee benefit plans or programs of the Company or any of its subsidiaries, any agreement between Executive and the Company or a subsidiary relating to his employment with the Company or a subsidiary, and other personal property provided that such items do not contain any confidential information of the Company or a subsidiary.

D.            Non-Disparagement. Executive promises and agrees that, for a period of one (1) year following the Separation Date, he will not by any means issue or communicate any private or public statement that may be critical or disparaging of any member of the Company or its affiliates, or any of their respective products, services, officers, directors or employees. The Company promises and agrees that it will not by any means issue or communicate any private or public statement that may be critical or disparaging of Executive. However, nothing in this paragraph shall affect Executive’s or the Company’s ability or obligation to provide complete and truthful testimony or other information in connection with any (i) governmental and/or regulatory investigation or proceeding, (ii) required public, governmental or regulatory disclosure or filing, or (iii) pleadings, discovery and/or trial in litigation.

E.             Injunctive Relief. Executive expressly agrees that the Company will or would suffer irreparable injury if he were to breach any of the provisions of this Section VII and that the Company would by reason of such conduct be entitled, in addition to any other remedies, to injunctive relief. Executive consents and stipulates to the entry of such injunctive relief prohibiting him from engaging in conduct which violates any of the provisions of this Section VII.

VIII.        Miscellaneous.

A.            Company Insider Trading Restrictions. The Company agrees to immediately notify E*Trade, as the administrative brokerage for the Executive’s stock options and equity grants, that as of the Separation Date the Executive is no longer considered a “company insider” for the purposes of trading of any Company stock options. Executive hereby acknowledges that he is personally responsible for complying with all applicable securities laws regarding trading while in possession of material inside information.

B.            Section 16 Officer Status/SEC Reporting Requirements. The parties hereby acknowledge and agree that as of the Separation Date, the Executive will cease to be considered an officer of the Company who is subject to Section 16 of the Securities Exchange Act of 1934. The Company will arrange for necessary public filings and reports, as applicable, which confirm and memorialize this Section 16 status change, and such other reports (e.g., 8-K, 10-Q) as are required. The Executive may be subject to certain additional filings and Section 16 considerations for a period of up to six (6) months following the Separation Date, in the event he engages in any transaction in Company common stock. Executive is encouraged to coordinate with his own personal legal advisor, as may be relevant for any transaction in Company stock within a period of up to six (6) months following the Separation Date.

C.            Return of Company Property. On the Separation Date, the Executive shall return the Company automobile, laptop computer, cellular phone, employee identification, and all other equipment, devices, or items provided to the Executive by the Company. Except as otherwise provided herein, all Company provided services will be discontinued as of the Separation Date.

D.            Successors.

(i)            This Separation Agreement is personal to Executive and shall not, without the prior written consent of the Company, be assignable by Executive. However, should Executive die during the twelve (12) month period following the Separation Date, then, so long as Executive had not theretofore materially breached his obligations under this Separation Agreement, (and such material breach remains uncured following notice thereof) the Company agrees to pay any then remaining balance of the Severance Benefits to the Executive’s heirs or his estate, as applicable.

(ii)           This Separation Agreement shall inure to the benefit of and be binding upon the Company and its respective successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Separation Agreement for all purposes. As used herein, “successor” and “assignee” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger, acquisition of assets, or otherwise, directly or indirectly acquires the ownership of the Company, acquires all or substantially all of the Company’s assets, or to which the Company assigns this Separation Agreement by operation of law or otherwise.

E.             Waiver. No waiver of any breach of any term or provision of this Separation Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Separation Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

F.             Modification. This Separation Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

G.            Complete Agreement. This Separation Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Separation Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Separation Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein. Notwithstanding the foregoing, the

Company’s rights under any confidentiality, trade secret, proprietary information, inventions or similar agreement to which Executive was a party or otherwise bound, including but not limited to the Employee Agreement dated March 28, 1994, are not integrated into this Agreement and such rights of the Company shall continue in effect.

H.            Termination and Cessation of Change in Control Agreement. For the avoidance of doubt, the Company and Executive acknowledge and agree that the Change in Control Agreement terminated as of the Separation Date, as of and as a direct result of Executive’s termination of employment as of the Separation Date, independent of and unrelated to this Separation Agreement. The Company and Executive further acknowledge and agree that Executive retains no further rights, interests, claims for benefits, or eligibility for coverage under the terms and conditions of such Change in Control Agreement.

I.              Severability. In the event that a court of competent jurisdiction determines that any portion of this Separation Agreement is in violation of any statute or public policy, then only the portions of this Separation Agreement which violate such statute or public policy shall be stricken, and all portions of this Separation Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Separation Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Separation Agreement.

J.             Governing Law. This Separation Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

K.            Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult, and have consulted, with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Separation Agreement. Hence, in any construction to be made of this Separation Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. Executive agrees and acknowledges that he has read and understands this Separation Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Separation Agreement, has had ample opportunity to do so, and has had the benefit of such counsel.

L.            Notices. All notices under this Separation Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

(i)            if to the Company:

Power-One, Inc.

Attention: General Counsel

740 Calle Plano

Camarillo, California 93012

(ii)           if to Executive:

At the address on file with the Company

Notice shall be effective when personally delivered, or five (5) business days after being so mailed. Any party may change its address for purposes of giving future notices pursuant to this Agreement by notifying the other party in writing of such change in address, such notice to be delivered or mailed in accordance with the foregoing.

M.           On-going Communication and Cooperation with the Company. For the purposes of coordinating and controlling any ongoing communications, contacts, or interactions between the Executive and the Company following the Separation Date, Glenn Grindstaff, Vice President, Corporate Human Resources, is to be the sole and exclusive point of contact between the Executive and the Company. Any and all communications, contacts, questions, requests, or other interactions of any nature by the Executive or on the Executive’s behalf whatsoever must be directed to Mr. Grindstaff as the exclusive point of contact with and “entry” to the Company for any matter dealing with the Company, or for any matter which arises from or relates in any way to the Executive’s involvement with the Company. This arrangement includes, by way of example and not as any limitation or restriction on the generality of the foregoing, requests involving employee benefit questions, matters involving any transaction with equity awards the Executive beneficially owns from whatever source, or matters of administration of any aspect of this Separation Agreement. Mr. Grindstaff will arrange for contact with, response by, or communication with, the applicable personnel of the Company on a case-by-case basis. Mr. Grindstaff may be reached at office phone 805-445-1700. If Mr. Grindstaff is not then employed by the Company, the Company’s General Counsel will designate the appropriate new contact person.

N.            Counterparts. This Separation Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

O.            Arbitration. Any controversy arising out of or relating to this Separation Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Executive’s employment or the termination thereof, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration before a sole arbitrator (the “Arbitrator”) selected from Judicial Arbitration and Mediation Services, Inc., or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute. The arbitration shall be held in the JAMS’ office nearest to the city in which the Executive was last employed by the Company or at a mutually agreeable location. Pursuant to California Code of Civil Procedure § 1281.8, provisional injunctive relief may, but need not, be sought by either party to this Separation Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Separation Agreement or Executive’s employment. The parties agree that (i) the Company shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee, in connection with any proceeding to enforce the terms of this Separation Agreement, and (ii) in any such arbitration, the prevailing party shall be entitled to his or its reasonable attorney’s fees and expenses, including costs of expert witnesses (if any) (except that in all cases the Company shall be responsible for payment of the forum costs of such arbitration, including the Arbitrator’s fee).

P.            Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

Q.            Headings. The section headings in this Separation Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

R.            Taxes. The Company has the right to withhold from any payment hereunder or under any other agreement between the Company and Executive the amount required by law to be withheld with respect to such payment or other benefits provided to Executive. Other than as to such withholding right, Executive shall be solely responsible for any taxes due as a result of the payments and benefits received by Executive contemplated by this Separation Agreement.

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I have read the foregoing Separation Agreement and I accept and agree to the provisions it contains and hereby execute it voluntarily with full understanding of its consequences.

EXECUTED this 1st day of October 2008, at Camarillo, California.

“Executive”

/s/ Brad W. Godfrey
Brad W. Godfrey

EXECUTED this 1st day of October 2008, at Camarillo, California.

“Company”

Power-One, Inc.,
a Delaware corporation

/s/ Glenn Grindstaff
By:	Glenn Grindstaff
Its:	Vice President, Corporate
Human Resources

EXHIBIT A

ACKNOWLEDGEMENT AND WAIVER

I, Brad W. Godfrey, hereby acknowledge that I was given 21 days to consider the foregoing Employment Separation and General Release Agreement and voluntarily chose to sign the Employment Separation and General Release Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the state of California, that the foregoing is true and correct.

EXECUTED this 1st day of October 2008, at Camarillo, California.

/s/ Brad W. Godfrey
Brad W. Godfrey